Exhibit 21.1
PROSPER MARKETPLACE, INC. SUBSIDIARIES

Entity Name	State of Organization
BillGuard, Inc.	Delaware
Prosper Funding LLC	Delaware
Prosper Healthcare Lending LLC	Delaware
Prosper Marketplace Issuance Trust, Series 2019-1 (deconsolidated on September 27, 2021)	Delaware
Prosper Marketplace Issuance Trust, Series 2019-2 (deconsolidated on September 27, 2021)	Delaware
Prosper Marketplace Issuance Trust, Series 2019-4 (deconsolidated on September 27, 2021)	Delaware
Prosper Warehouse I Trust	Delaware
Prosper Warehouse II Trust	Delaware